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                                                                   Exhibit 10.36

Letter Agreement, dated March 18, 1999, from Memry Corporation to Robert J. Thatcher.

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Mr. Robert J. Thatcher
14315 Wedgeway Court
Eden Prairie, MN 55346

Dear Bob:

     It is our pleasure to confirm to you in writing the modification of your employment agreement reflecting the change in roles from corporate Vice President - Marketing & Sales to President and Chief Operating Officer, and Board member, effective July 7, 1999. As discussed, we are also proceeding with the premise that the official employment agreement will provide for a one year, renewable term, with eighteen months severance for other than cause, such severance to be equal to 18 months of base salary and pro-rata target bonus, and two years of base salary plus target bonus in the event of a "change in control" of the Company leading to a "constructive dismissal".

     I believe the points below summarize the most critical elements:

     -    Base annual salary of $195,000, paid biweekly (26 times per year)
     -    Target cash bonus of 45% of base salary
     - An annual target cash bonus of $91,500 and an annual long term incentive aware having a target value of $325,000 annually.
     - Issuance to you of 275,000 Incentive Stock Options, of which 50,000 are immediately vested, with the remainder vesting equally over four years on the anniversary of your commencement of employment. Such options shall be priced at the higher of the closing market price of the Company's securities on the date of your commencement of employment or $2.00 per share. All options are subject to immediate vesting in the event of a "change in control" of the Company. [Note: this reflects an additional 75,000 ISO's than before. You had some concerns on several points in the standard Option Agreement under our 1997 Plan which we need to address. Since the original issuance has not "officially" been completed due to these concerns we have restated the terms and increased the amount.]
     -    Entitled to four (4) weeks paid vacation annually - no change.
     - Entitled to a $500 per month paid car allowance - increased by $150 per month.
     - Participation in all Company Benefit programs (as appropriate), including 401(K) Program, health and dental insurance, short and long term disability, and such other programs as the Company may currently or in the future offer to its employees - no change.
     - At such time as you and your family relocate, Memry will reimburse you for all customary relocation expenses, including house hunting visits. Your expenses associated with business travel to Headquarters and accommodation while here will be borne by the Company.
     - You have asked that the Company consider an interest-free loan to be applied to your downpayment when you relocate to Connecticut (anticipated next spring). In as much as

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          this will need to be approved not only by the Compensation Committee but also by the Company's secured lender at the time, I will endeavor to obtain an "in principal" undertaking by the Committee, subject to the constraints of our lender.
     - The Company shall also reimburse you for normal office expenses incurred at your "home office" in Eden Prairie - no change.

     I am very excited about the opportunities facing us, particularly with such a superb new group of managers. I have no doubt we will deliver what is expected of us by our shareholders, Directors and employees!

     Welcome aboard again -- in your new capacity!

                              On Behalf of Memry Corporation


                              /s/ James G. Binch
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                              James G. Binch
                              Chairman & CEO


Accepted this __ day of ______, 1999.


/s/ Robert J. Thatcher
--------------------------------
Robert J. Thatcher

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